Exhibit 10.2

Customer No.

Loan No.

RBC Centura	Commercial Promissory Note (SD – F&V)

$3,000,000.00	Greenville, South Carolina
March 14, 2005
Master Note

FOR VALUE RECEIVED, the undersigned (whether one or more, “Borrower”) promises to pay to RBC CENTURA BANK (“Bank”), or order, the sum of Three Million and No/100 Dollars ($3,000,000.00), or so much thereof as shall have been disbursed from time to time and remains unpaid, together with interest at the rate and payable in the manner hereinafter stated. Principal and interest shall be payable at any banking office of Bank in the city or town indicated above, or such other place as the holder of this Note may designate.

Article I. Interest Rate.

Section 1.1. Rate of Accrual. Interest will accrue on the unpaid principal balance at the rate set forth in Section 1.2.1. until maturity of this Note, whether such maturity occurs by acceleration or on the Maturity Date; and, at Bank’s option, interest at the foregoing rate will accrue on any unpaid interest before such maturity. Interest will accrue on any unpaid balance owing under this Note, whether principal, interest, fees, premiums, charges or costs and expenses, after maturity at the rate set forth in Section 1.2.2. All accrual rates of interest under this Note will be contract rates of interest, whether a pre-default rate or a default rate, and references to contract rates in any loan documents executed and delivered by Borrower or others to Bank in connection with this Note shall be to such contract rates.

Section 1.2. Interest Rates.

1.2.1. Pre-Default Rate. Subject to the provisions of Section 1.2.2. below, interest payable on this Note per annum will accrue at 2.75% plus the LIBOR Base Rate. The “LIBOR Base Rate” is the London Interbank Offer Rate for United States Dollars for a term of one month which appears on Telerate Page 3750, Bloomberg Professional Screen BBAM (or any generally recognized successor method or means of publication) as of 11:00 a.m., London time, two (2) London business days prior to the day on which the rate will become effective. The rate for the first month or part thereof will initially become effective on the date of the Note as shown on the face hereof. Thereafter, the rate will change and a new rate will become effective on the first calendar day of each succeeding month. If for any reason the London Interbank Offer Rate is not available, then the “LIBOR Base Rate” shall mean the rate per annum which banks charge each other in a market comparable to England’s Eurodollar market on short-term money in U.S. Dollars for an amount substantially equivalent to the principal amount due under this Note as determined at 11:00 A.M., London time, two (2) London business days prior to the day on which the rate will become effective, as determined in the Bank’s sole discretion. Bank’s determination of such interest rate shall be conclusive, absent manifest error.

1.2.2. Default Rate. Upon the nonpayment of any payment of interest described herein, Bank, at its option and without accelerating this Note, may accrue interest on such unpaid interest at a rate per annum (“Default Rate”) equal to the lesser of the maximum contract rate of interest that may be charged to and collected from Borrower on the loan evidenced by this Note under applicable law or five percent (5.0%) plus the pre-default interest rate otherwise applicable hereunder, as set forth in Section 1.2.1.. After maturity of this Note, whether by acceleration or otherwise, interest will accrue on the unpaid principal of this Note, any accrued but unpaid interest and all fees, premiums, charges and costs and expenses owing hereunder at the Default Rate until this Note is paid in full, whether this Note is paid in full pre-judgement or post-judgement.

1.2.3. Variable Rate; Calculation of Interest.

1.2.3.1. Variable Rate. This is a variable rate note. Any change in the rate of interest payable under this Note will equal the change in the variable rate index to which such rate is tied, but the rate at which interest accrues under this Note shall never exceed the maximum contract rate which may be charged to and collected from Borrower on the loan evidenced by this Note under applicable law. Bank shall have no obligation to notify Borrower of adjustments in the rate of interest payable under this Note. Adjustments to the rate of interest will be effective on the date of change in the variable rate index.

1.2.3.2. Calculation of Interest. All interest payable under this Note shall accrue daily on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business. Payments in federal funds, immediately available in the place designated for payment, received by Bank prior to 2:00 p.m. local time at said place of payment, shall be credited as if received prior to close of business on the day the funds are immediately available; while other payments, at the option of Bank, may not be credited until such payments are immediately available to Bank, in federal funds, in the place designated for payment, prior to 2:00 p.m. local time at said place of payment on a day on which Bank is open for business.

Article II. Payment Terms.

Section 2.1. Interest Payment Terms. Payments under this Note include an interest component and a principal component. The principal component is set forth in Section 2.2 below. The interest component shall be paid monthly, in arrears, beginning April 1, 2005, and continuing on the same calendar day of each consecutive month thereafter until the Maturity Date, when all accrued but unpaid interest is due and payable in full.

Section 2.2. Principal Payment Terms; Maturity Date. As stated in Section 2.1 above, payments under this Note include an interest component and a principal component. The interest component is set forth in Section 2.1 above. The principal component shall be paid in one single payment on March 1, 2006 (herein referred to as the “Maturity Date”).

Section 2.3. Prepayment. This Note may be prepaid in whole or in part at any time without penalty.

Section 2.4. Application of Payments. All payments made on this Note shall be applied first to payment of all late fees, charges, premiums and costs and expenses due but unpaid under this Note, then to accrued but unpaid interest and finally to principal, in the inverse order of the payment dates therefor, unless Bank determines in its sole discretion to apply payments in a different order or applicable law requires a different application of payments. The partial prepayment of this Note, if permitted, shall not result in a payment holiday or any other deferral of any regularly scheduled payments under this Note, all of which shall be made as and when the same are scheduled to be paid.

Article III. Loan Agreement and Security.

Section 3.1. Loan Agreement. The loan evidenced by this Note was made pursuant to a commitment letter (“Commitment Letter”) from Bank to Borrower dated February 22, 2005. Borrower and Bank have entered into a loan agreement of even date herewith (“Loan Agreement”). Borrower shall perform and abide by, as and when so required, each and all of the covenants, terms and conditions imposed upon or applicable to Borrower in the Commitment Letter and all security documents and other agreements referenced in the Commitment Letter, as well as the Loan Agreement and all security documents and other agreements referenced in the Loan Agreement.

Section 3.2. Security Documents. This Note is secured by (1) the security documents and other supporting obligations identified in the Commitment Letter and by those identified in the Loan Agreement, (2) the security documents and other supporting obligations which reference that they secure this Note, (3) any security documents and other supporting obligations which reference that they secure all indebtedness or other obligations owing from time to time by Borrower to Bank, and (4) any security documents and other supporting obligations which reference that they secure all indebtedness owing from time to time from Borrower to Bank other than consumer credit as defined under the Federal Reserve Board’s Regulation Z (Truth-in-Lending) (12 CFR 226 et seq.) (“security documents”).

Article IV. Default and Acceleration.

Section 4.1. Late Charges and Expenses. Borrower agrees to pay, upon demand by Bank or if demand is not sooner made, on maturity of this Note, whether such maturity occurs by acceleration or on the Maturity Date, for each payment past due for fifteen (15) or more calendar days, a late charge in an amount equal to the lesser of (1) four percent (4%) of the amount of the payment past due or (2) the maximum percentage of the payment past due permitted by applicable law, or the maximum amount if not expressed as a percentage. If this Note is not paid in full whenever it becomes due and payable, Borrower agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The Borrower hereby stipulates that reasonable attorneys’ fees shall be fifteen percent (15%) of the outstanding balance (principal, interest, fees, premiums, charges and costs and expenses) owing under this Note after default and, if applicable law prohibits payment of attorneys’ fees when collection is through an attorney who is a salaried employee of Bank, referral to an attorney not a salaried employee of the Bank.

Section 4.2. Default. Any one or more of the following shall constitute an event of default (“Event of Default”) under this Note: (1) the failure of Borrower to make when due any payment described herein, whether of principal, interest or otherwise; (2) the failure of Borrower to perform any of the other terms and conditions of this Note or any of the terms and conditions of the Loan Agreement (if any) or the other security documents executed and delivered by Borrower to Bank, or to another person for Bank’s benefit, as and when the same are required to be so performed, or the occurrence of some other default by Borrower under this Note, the Loan Agreement (if any) or any of the other security documents, which failure shall not be cured by Borrower within thirty (30) days following receipt of written notice thereof from Bank; (3) the failure of any other person obligated for the payment of this Note, either directly or indirectly, or obligated under the Loan Agreement or any of the other security documents to perform any of the terms and conditions imposed upon such other person by any of said agreements or documents, as and when the same are required to be so performed, or the occurrence of some other default by such other person under any of said agreements or security documents; (4) (i) Borrower shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or (ii) an involuntary petition or complaint shall be filed against Borrower seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower, of all or substantially all of its assets, and such petition or compliant shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; (5) if Borrower is an individual, Borrower’s death, physical disability or mental incompetency, and if Borrower is not an individual, the dissolution, termination of existence, merger or change in control of or in Borrower; (6) the failure of Borrower to furnish from time to time, at Bank’s request, financial information with respect to Borrower which failure shall not be cured by Borrower within thirty (30) days following receipt of written notice thereof from Bank; (7) the occurrence, in Bank’s opinion, of a material adverse change in Borrower’s business or financial condition, or if, in Bank’s opinion, there is an impairment of the prospect of repayment of any portion of this Note or an impairment of the value or priority of Bank’s security interests in any collateral securing repayment of this Note; (8) the failure of Borrower to perform or other default by Borrower under any other now existing or hereafter arising monetary or non-monetary obligation due, owing or otherwise required to be performed or observed by Borrower to or in favor of Bank, or if Borrower is not an individual, default by any subsidiary of Borrower under any indebtedness or other obligation now or hereafter owing by any such subsidiary to Bank; or (9) the termination of any guaranty agreement or other supporting obligation (inclusive of letters of credit) which applies to this Note or any other security document which applies to this Note.

Section 4.3. Acceleration. Upon the occurrence of an Event of Default, or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note, (1) the entire unpaid principal balance of this Note, together with all other amounts owing and all other amounts to be owing under this Note, shall, at the option of Bank, become immediately due and payable, without notice or demand, and (2) the Bank may, both before and after acceleration, exercise any of and all of its other rights and remedies under this Note and the other loan documents, as well as any additional rights and remedies it may have at law and it may have in equity, to recover full payment of the balance (principal, interest, fees, premiums, charges and costs and expenses) owing under this Note. The failure by Bank to exercise any of its options shall not constitute a waiver of the right to exercise same in the event of any subsequent default.

Article V. Miscellaneous.

Section 5.1. Use and Application of Terms. To the end of achieving the full realization by Bank of its rights and remedies under this Note, including payment in full of the loan evidenced hereby, in using and applying the various terms, provisions and conditions in this Note, the following shall apply: (1) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (2) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations and legal entities, including public and quasi-public bodies, as well as individuals; (3) the term “Note” refers to this Commercial Promissory Note, the term “loan document” refers to this Note, the Commitment Letter, the Loan Agreement (if any) and any security documents and other documents and agreements executed and delivered to Bank or others on Bank’s behalf in connection with this Note, and the term “Borrower” refers to all signatories of this Note collectively and severally, as the context of this Note requires, and all signatories of this Note shall be and the same are jointly and severally liable hereunder; (4) as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning; (5) the term “subsidiary” means any registered organization or other organization (i) the majority (by number of votes) of the outstanding voting interests of which is at the time owned or controlled by Borrower, or by one or more subsidiaries of Borrower, or Borrower and one or more subsidiaries of Borrower, or (ii) otherwise controlled by or within the control of Borrower or any subsidiary; (6) the Commitment Letter and the other loan documents shall be applied and construed in harmony with each other to the end that Bank is ensured repayment of the loan evidenced by this Note in accordance with the terms of this Note and such other loan documents, and this Note and the other loan documents shall not be applied, interpreted and construed more strictly against a person because that person or that person’s attorney drafted this Note or any of the other loan documents; (7) Bank does not intend to and shall not reserve, charge or collect interest, fees or charges hereunder in excess of the maximum rates or amounts permitted by applicable law and if any interest, fees or charges are reserved, charged or collected in excess of the maximum rates or amounts, it shall be construed as a mutual mistake, appropriate adjustments shall be made by Bank and to the extent paid, the excess shall be returned to the person making such a payment; and (8) wherever possible each provision of this Note shall be interpreted and applied in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under such law, or the application thereof shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note, or the application thereof shall be in a manner and to an extent permissible under applicable law.

Section 5.2. Documentary and Intangibles Taxes. To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes and fees, Borrower shall pay, on Bank’s demand, all intangible taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged or required to be paid in connection with the loan evidenced by this Note, or any extension, renewal or modification of such loan, or assessed, charged or required to be paid in connection with any of the loan documents.

Section 5.3. Maintenance of Records by Bank. Bank is authorized to maintain, store and otherwise retain the loan documents in their original, inscribed tangible forms or records thereof in an electronic medium or other non-tangible medium which permits such records to be retrieved in perceivable forms.

Section 5.4. Right of Set-off; Recoupment. Upon the occurrence of an Event of Default, or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note, Bank is authorized and empowered to apply to the payment hereof, any and all money deposited in Bank in the name of or to the credit of Borrower, without advance notice, and is authorized to offset any obligation of Bank to Borrower to the payment hereof and is authorized to exercise its rights of recoupment relative to Borrower.

Section 5.5. Waiver. Borrower waives presentment, demand, protest and notice of dishonor, waives any rights which it may have to require Bank to proceed against any other person or property, agrees that without notice to any person and without affecting any person’s liability under this Note, Bank, at any time or times, may grant extensions of the time for payment or other indulgences to any person or permit the renewal, amendment or modification of this Note or any other agreement executed and delivered by any person in connection with this Note, or permit the substitution, exchange or release of any security for this Note and may add or release any person primarily or secondarily liable, and agrees that Bank may apply all moneys made available to it from any part of the proceeds from the disposition of any security for this Note either to this Note or to any other obligation of Borrower to Bank, as Bank may elect from time to time. No act or inaction of Bank under this Note shall be deemed to constitute or establish a “course of performance or dealing” that would require Bank to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.

Section 5.6. Jury and Jurisdiction. This Note shall be deemed to have been executed and delivered in South Carolina regardless of where the signatories may be located at the time of execution and shall be governed by and construed in accordance with the substantive laws of the State of South Carolina, excluding, however, the conflict of law and choice of law provisions thereof. Borrower, to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Note.

Section 5.7. Successors and Assigns. This Note shall apply to and bind Borrower’s and Bank’s heirs, personal representatives, successors and assigns. All references in this Note to Bank shall include the holder hereof and this Note shall inure to the benefit of any holder, its successors and assigns; and, Borrower waives and will not assert against any transferee or assignee of this Note any claims, defenses, set-offs or rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive. Borrower acknowledges that Customer Numbers and Loan Numbers may be added to this Note after execution and delivery of this Note by Borrower and if there is a section denoted “BANK USE ONLY”, the information under such section may also be completed by Bank after execution and delivery of this Note. In addition, in the event the date of this Note is omitted, Borrower consents to Bank inserting the date.

Section 5.8. Master Note. If this Note is designated herein as a MASTER NOTE or is denoted on Bank’s records as a MASTER NOTE, then this Note evidences a line of credit and Borrower shall be liable for only so much of the principal amount as shall be equal to the total of the amounts advanced to or for Borrower by Bank from time to time, less all payments made by or for Borrower and applied by Bank to principal, and for interest on each such advance, fees, premiums, charges and costs and expenses incurred or due hereunder, all as shown on Bank’s books and records which shall be conclusive evidence of the amount owed by Borrower under this Note, absent a clear and convincing showing of bad faith or manifest error. If this is a MASTER NOTE, upon the occurrence of an Event of Default or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note in addition to its other rights and remedies, Bank may terminate or suspend Borrower’s right to receive any future or additional advances under this Note and the other loan documents.

(Signatures Begin on the Next Page)

The undersigned has executed this Note as of the day and year first above stated.

Notice –Waiver of Right of Appraisal

The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty days after the sale of the mortgaged property apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE MORTGAGED PROPERTY.

Computer Software Innovations, Inc.		Witness:

By:	/s/ Nancy K. Hedrick	/s/ H. Gilbert Sanders, III
Print Name:	Nancy K. Hedrick	Print Name:	H. Gilbert Sanders, III
Title:	Chief Executive Officer